UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Sitio Royalties Corp.

(Name of Issuer)

Class A Common Stock, $0.0001 Par Value

(Title of Class of Securities)

82983N108

(CUSIP Number)

December 29, 2022

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 82983N108	13G	Page 2 of 27

(1)	Names of Reporting Person BX Royal Aggregator LP
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 8,637,727
	(6)	Shared voting power 0
	(7)	Sole dispositive power 8,637,727
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 8,637,727
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 9.7%
(12)	Type of reporting person (see instructions) PN

CUSIP No. 82983N108	13G	Page 3 of 27

(1)	Names of Reporting Person BCP VI/BEP Holdings Manager L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 8,637,727
	(6)	Shared voting power 0
	(7)	Sole dispositive power 8,637,727
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 8,637,727
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 9.7%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 82983N108	13G	Page 4 of 27

(1)	Names of Reporting Person Blackstone Energy Management Associates L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 8,637,727
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 8,637,727

(9)	Aggregate amount beneficially owned by each reporting person 8,637,727
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 9.7%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 82983N108	13G	Page 5 of 27

(1)	Names of Reporting Person Blackstone Management Associates VI L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 8,637,727
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 8,637,727

(9)	Aggregate amount beneficially owned by each reporting person 8,637,727
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 9.7%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 82983N108	13G	Page 6 of 27

(1)	Names of Reporting Person Blackstone EMA L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 8,637,727
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 8,637,727

(9)	Aggregate amount beneficially owned by each reporting person 8,637,727
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 9.7%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 82983N108	13G	Page 7 of 27

(1)	Names of Reporting Person BMA VI L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 8,637,727
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 8,637,727

(9)	Aggregate amount beneficially owned by each reporting person 8,637,727
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 9.7%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 82983N108	13G	Page 8 of 27

(1)	Names of Reporting Person RRR Aggregator LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 11,400,218
	(6)	Shared voting power 57,288(1)
	(7)	Sole dispositive power 11,400,218
	(8)	Shared dispositive power 57,288(1)

(9)	Aggregate amount beneficially owned by each reporting person 11,457,506(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 12.4%
(12)	Type of reporting person (see instructions) OO

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 9 of 27

(1)	Names of Reporting Person BX Primexx Topco LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 11,400,218
	(6)	Shared voting power 57,288(1)
	(7)	Sole dispositive power 11,400,218
	(8)	Shared dispositive power 57,288(1)

(9)	Aggregate amount beneficially owned by each reporting person 11,457,506(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 12.4%
(12)	Type of reporting person (see instructions) OO

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 10 of 27

(1)	Names of Reporting Person BCP VII/BEP II Holdings Manager L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 11,400,218
	(6)	Shared voting power 57,288(1)
	(7)	Sole dispositive power 11,400,218
	(8)	Shared dispositive power 57,288(1)

(9)	Aggregate amount beneficially owned by each reporting person 11,457,506(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 12.4%
(12)	Type of reporting person (see instructions) OO

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 11 of 27

(1)	Names of Reporting Person Blackstone Energy Management Associates II L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 11,400,218
	(6)	Shared voting power 57,288(1)
	(7)	Sole dispositive power 11,400,218
	(8)	Shared dispositive power 57,288(1)

(9)	Aggregate amount beneficially owned by each reporting person 11,457,506(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 12.4%
(12)	Type of reporting person (see instructions) OO

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 12 of 27

(1)	Names of Reporting Person Blackstone Management Associates VII L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 11,457,506(1)
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 11,457,506(1)

(9)	Aggregate amount beneficially owned by each reporting person 11,457,506(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 12.4%
(12)	Type of reporting person (see instructions) OO

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 13 of 27

(1)	Names of Reporting Person Blackstone EMA II L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 11,457,506(1)
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 11,457,506(1)

(9)	Aggregate amount beneficially owned by each reporting person 11,457,506(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 12.4%
(12)	Type of reporting person (see instructions) OO

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 14 of 27

(1)	Names of Reporting Person BMA VII L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 11,457,506(1)
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 11,457,506(1)

(9)	Aggregate amount beneficially owned by each reporting person 11,457,506(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 12.4%
(12)	Type of reporting person (see instructions) OO

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 15 of 27

(1)	Names of Reporting Person Blackstone Holdings III L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Quebec, Canada

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 20,037,945
	(6)	Shared voting power 57,288(1)
	(7)	Sole dispositive power 20,037,945
	(8)	Shared dispositive power 57,288(1)

(9)	Aggregate amount beneficially owned by each reporting person 20,095,233(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 19.9%
(12)	Type of reporting person (see instructions) PN

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 16 of 27

(1)	Names of Reporting Person Blackstone Holdings III GP L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 20,037,945
	(6)	Shared voting power 57,288(1)
	(7)	Sole dispositive power 20,037,945
	(8)	Shared dispositive power 57,288(1)

(9)	Aggregate amount beneficially owned by each reporting person 20,095,233(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 19.9%
(12)	Type of reporting person (see instructions) PN

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 17 of 27

(1)	Names of Reporting Person Blackstone Holdings III GP Management L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 20,037,945
	(6)	Shared voting power 57,288(1)
	(7)	Sole dispositive power 20,037,945
	(8)	Shared dispositive power 57,288(1)

(9)	Aggregate amount beneficially owned by each reporting person 20,095,233(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 19.9%
(12)	Type of reporting person (see instructions) OO

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 18 of 27

(1)	Names of Reporting Person Blackstone Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 20,037,945
	(6)	Shared voting power 57,288(1)
	(7)	Sole dispositive power 20,037,945
	(8)	Shared dispositive power 57,288(1)

(9)	Aggregate amount beneficially owned by each reporting person 20,095,233(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 19.9%
(12)	Type of reporting person (see instructions) CO

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 19 of 27

(1)	Names of Reporting Person Blackstone Group Management L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 20,037,945
	(6)	Shared voting power 57,288(1)
	(7)	Sole dispositive power 20,037,945
	(8)	Shared dispositive power 57,288(1)

(9)	Aggregate amount beneficially owned by each reporting person 20,095,233(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 19.9%
(12)	Type of reporting person (see instructions) OO

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 20 of 27

(1)	Names of Reporting Person Stephen A. Schwarzman
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization United States of America

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 20,037,945
	(6)	Shared voting power 57,288(1)
	(7)	Sole dispositive power 20,037,945
	(8)	Shared dispositive power 57,288(1)

(9)	Aggregate amount beneficially owned by each reporting person 20,095,233(1)
(10)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (11) 19.9%
(12)	Type of reporting person (see instructions) IN

(1)	Includes 57,288 Consideration Allocation Rights which may each be settled for shares of Class C Common Stock and Opco Units as described further in Item 4.

CUSIP No. 82983N108	13G	Page 21 of 27

Item 1.	(a) Name of Issuer:

Sitio Royalties Corp. (the “Issuer”).

(b) Address of Issuer’s Principal Executive Offices:

1401 Lawrence Street, Suite 1750, Denver, Colorado 80202.

Item 2.	(a) Name of Person Filing

(b) Address of Principal Business Office

(c) Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	BX Royal Aggregator LP

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	BCP VI/BEP Holdings Manager L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	Blackstone Energy Management Associates L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	Blackstone Management Associates VI L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone EMA L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	BMA VI L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	RRR Aggregator LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	BX Primexx Topco LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

CUSIP No. 82983N108	13G	Page 22 of 27

(ix)	BCP VII/BEP II Holdings Manager L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Energy Management Associates II L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Management Associates VII L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	Blackstone EMA II L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	BMA VII L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	Blackstone Holdings III L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xv)	Blackstone Holdings III GP L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	Blackstone Holdings III GP Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	Blackstone Group Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	Stephen A. Schwarzman

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

CUSIP No. 82983N108	13G	Page 23 of 27

BX Royal Aggregator LP is the record holder of 8,637,727 common units representing limited partnership interests (“Opco Units”) in Sitio Royalties Operating Partnership, LP (“Opco”) and 8,637,727 shares of Class C common stock, par value $0.0001 per share, of the Issuer (“Class C Common Stock”). RRR Aggregator LLC is the record holder of 11,400,218 Opco Units, 11,400,218 shares of Class C Common Stock and 57,288 Consideration Allocation Rights (as defined herein), which may each be settled for shares of Class C Common Stock and Opco Units. BX Royal Aggregator LP and RRR Aggregator LLC are together referred to herein as the “Blackstone Funds.”

BCP VI/BEP Holdings Manager L.L.C. is the general partner of BX Royal Aggregator LP. Blackstone Energy Management Associates L.L.C. and Blackstone Management Associates VI L.L.C. are the managing members of BCP VI/BEP Holdings Manager L.L.C. Blackstone EMA L.L.C. is the sole member of Blackstone Energy Management Associates L.L.C. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C.

BX Primexx Topco LLC is the sole member of RRR Aggregator LLC. BCP VII/BEP II Holdings Manager L.L.C. is the managing member of BX Primexx Topco LLC. Blackstone Energy Management Associates II L.L.C. and Blackstone Management Associates VII L.L.C. are the managing members of BCP VII/BEP II Holdings Manager L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. BMA VII L.L.C. is the sole member of Blackstone Management Associates VII L.L.C.

Blackstone Holdings III L.P. is the managing member of each of BMA VI L.L.C., Blackstone EMA L.L.C., BMA VII L.L.C. and Blackstone EMA II L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

Blackstone Inc. (“Blackstone”) is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Class A Common Stock (as defined herein) beneficially owned directly by the Blackstone Funds or indirectly controlled by it or them, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly hold Issuer securities reported herein) is the beneficial owner of the Class A Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Class A Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

(d) Title of Class of Securities:

Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”).

(e) CUSIP Number:

82983N108.

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Class A Common Stock beneficially owned assumes 80,784,151 shares of Class A Common Stock outstanding, as provided by the Issuer, and assumes the conversion of the respective number of Opco Units and Consideration Allocation Rights beneficially owned by the Reporting Persons listed on the respective Reporting Person’s cover page. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Class A Common Stock listed on such Reporting Person’s cover page.

BX Royal Aggregator LP is the record holder of 8,637,727 Opco Units and 8,637,727 shares of Class C Common Stock. RRR Aggregator LLC is the record holder of 11,400,218 Opco Units, 11,400,218 shares of Class C Common Stock and 57,288 Consideration Allocation Rights.

CUSIP No. 82983N108	13G	Page 24 of 27

Pursuant to the Second Amended and Restated Agreement of Limited Partnership of Opco (as amended), subject to certain restrictions contained therein, each holder of Opco Units (other than the Issuer) generally has the right to cause Opco to redeem all or a portion of its Opco Units (the “Redemption Right”) in exchange for shares of Class A Common Stock on a one-for-one basis or, at Opco’s election, an equivalent amount of cash. The Issuer may, at its option, effect a direct purchase of such Opco Units for shares of Class A Common Stock in lieu of such a redemption by Opco. Upon the future redemption or sale of Opco Units pursuant to the Redemption Right, a corresponding number of shares of Class C Common Stock and Opco Units will be cancelled. The Opco Units and the right to exercise the Redemption Right have no expiration date.

Certain officers of the Issuer have been granted certain restricted stock awards. Each restricted stock award will vest in equal installments on the first four anniversaries of the applicable date of grant, so long as the officer remains continuously employed by the Issuer through each vesting date. To the extent that a restricted stock award is forfeited, the shares of Class C Common Stock and Opco Units subject to such forfeited award will be returned to the Issuer and the Issuer will re-issue to certain shareholders, including RRR Aggregator LLC, on a one-for-one basis, shares of Class C Common Stock and Opco Units, with RRR Aggregator LLC entitled to receive its pro rata portion of any such shares re-issued (the “Consideration Allocation Rights”).

(b) Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Class A Common Stock listed on such Reporting Person’s cover page.

(c) Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Each of the Reporting Persons hereby makes the following certification:

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 82983N108	13G	Page 25 of 27

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

Date: January 6, 2023

BX Royal Aggregator LP
By: BCP VI/BEP Holdings Manager L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

BCP VI/BEP Holdings Manager L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

Blackstone Energy Management Associates L.L.C.
By: Blackstone EMA L.L.C., its sole member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

Blackstone Management Associates VI L.L.C.
By: BMA VI L.L.C., its sole member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

Blackstone EMA L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

BMA VI L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

RRR Aggregator LLC

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Vice President and Treasurer

BX Primexx Topco LLC

By:	/s/ Brijesh Kalaria
Name:	Brijesh Kalaria
Title:	Vice President

CUSIP No. 82983N108	13G	Page 26 of 27

BCP VII/BEP II Holdings Manager L.L.C.

By:	/s/ Gregory Perez
Name:	Gregory Perez
Title:	Authorized Signatory

Blackstone Energy Management Associates II L.L.C.
By: Blackstone EMA II L.L.C., its sole member

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

Blackstone EMA II L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

Blackstone Management Associates VII L.L.C.
By: BMA VII L.L.C., its sole member
By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

BMA VII L.L.C.
By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Authorized Signatory

Blackstone Holdings III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Holdings III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Holdings III GP Management L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Blackstone Inc.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

CUSIP No. 82983N108	13G	Page 27 of 27

Blackstone Group Management L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated January 6, 2023, among the Reporting Persons (filed herewith).